Exhibit 5.2

August 30, 2011

Euramax International, Inc.

5445 Triangle Parkway, Suite 350

Norcross, GA 30092

Ladies and Gentlemen:

We have acted as special Indiana counsel to Amerimax Richmond Company an Indiana corporation (the “Guarantor”) in connection with the offer of Euramax International, Inc. (the “Issuer”) to exchange up to $375,000,000 in aggregate principal amount of its 9½% Senior Secured Notes due 2016 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 9½% Senior Secured Notes due 2016 that were issued on March 18, 2011 (the “Outstanding Notes”, and together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2011 (the “Registration Statement”). Pursuant to the Indenture, dated as of March 18, 2011, among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (as supplemented, the “Indenture”), the Exchange Notes will be unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Exchange Note Guarantees”).  All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with rendering this opinion, we have examined and relied upon, without investigation or independent verification, the Registration Statement and the Indenture, which will be filed with the SEC as an exhibit to the Registration Statement, and that certain Certificate of Existence for Guarantor issued by the Indiana Secretary of State on August 18, 2011, the copies of the Article of Incorporation and By-laws of Guarantor which have been provided to us and the Unanimous Written Consent of the Board of Directors of Amerimax Richmond Company dated March 11, 2011, which we assume to have remained in full force and effect, without further amendment or modification.  We have examined the Indenture and the Registration Statement solely for the purpose of providing the authorization opinions provided for herein and we do not express any opinion as to the Indenture or the Registration Statement.  As to questions of fact material to this opinion, we have relied, without independent investigation or verification, upon certificates or comparable documents of public officials and of officers and representatives of the Guarantor and as set forth in the documents examined in connection with this opinion as set forth above.  Our involvement in the transaction contemplated by the Exchange Notes has been limited to rendering this opinion.  We have not been involved in any actions taken by Issuer or Guarantor related to the Exchange Notes, the negotiation of the terms and provisions of documents related to the Exchange Notes or the Registration Statement.  Accordingly, we express no opinion as to any matters, legal or otherwise, not expressly mentioned herein.

In rendering the opinions set forth below, we have assumed, without independent investigation or verification, the genuineness of all signatures contained in the documents and certificates we have examined, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic and complete original documents of all documents submitted to us as duplicates or certified or conformed copies.  We also have assumed the Indenture is the valid and legally binding obligation of all parties thereto other than Guarantor.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.                                       Based solely on our review of the Certificate of Existence referenced above, the Guarantor is validly existing as a corporation under the laws of the State of Indiana.

2.                                       The Guarantor has the corporate power and authority to execute and deliver the Exchange Note Guarantees and perform its obligations thereunder; and

3.                                       The Exchange Note Guarantees have been duly authorized by the Guarantor.

The opinions expressed herein are limited to the effect of the laws of the State of Indiana.  We do not express any opinion herein concerning any law other than the laws of the State of Indiana.  We express no opinion on the Indiana or United States laws, statutes rules or regulations relating to taxations, banking, securities or “blue sky” laws.

The opinions expressed herein are given only as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.  This opinion letter may be relied upon by Fried, Frank, Harris, Shriver &

Jacobson LLP, as if it were addressed to it, in rendering its opinions in connection with the registration of the offer and sale of the Exchange Notes and the sale and issuance of the Exchange Notes as described in the Registration Statement.

Very truly yours,

/s/ Baker & Daniels LLP

BAKER & DANIELS LLP